UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No. )

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☐	Soliciting Material Under § 240.14a-12

APARTMENT INVESTMENT AND MANAGEMENT COMPANY
(Name of Registrant as Specified In Its Charter)

LAND & BUILDINGS CAPITAL GROWTH FUND, LP

LAND & BUILDINGS GP LP

L&B OPPORTUNITY FUND, LLC

L&B TOTAL RETURN FUND LLC

L&B MEGATREND FUND

L&B SECULAR GROWTH

LAND & BUILDINGS INVESTMENT MANAGEMENT, LLC

JONATHAN LITT

COREY LORINSKY

MICHELLE APPLEBAUM

JAMES P. SULLIVAN

(Name of Persons(s) Filing Proxy Statement, if other than the Registrant)

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Land & Buildings Investment Management, LLC (“Land & Buildings Investment Management”), together with the other participants in its solicitation (collectively, “Land & Buildings”), has filed a definitive proxy statement and accompanying BLUE universal proxy card with the US Securities and Exchange Commission (the “SEC”) to be used to solicit votes for the election of two highly-qualified director nominees at the 2022 annual meeting of stockholders (the “Annual Meeting”) of Apartment Investment and Management Company, a Maryland corporation (the “Company” or “Aimco”).

Item 1: On December 12, 2022, Land & Buildings issued the following press release:

Land & Buildings Issues Letter to Aimco Shareholders Highlighting Why Board Change Is Needed Now

Leading Proxy Advisory Firm ISS Concluded “Increased Independence” is “Warranted” at the Board Level in Order to Help Close the Value Gap at Aimco

Land & Buildings’ Recent Attempt to Settle Proxy Contest Amicably Was Rejected by Aimco Leadership – Further Demonstrating the “Resistance to Shareholder Input” Flagged by ISS

Aimco’s Poor Corporate Governance Practices, Conflicts of Interest and Failed Investor Communications Efforts Further Underscore Why Shareholders Should Vote the BLUE Universal Proxy Card to Elect Land & Buildings’ Highly Qualified Nominees Michelle Applebaum and Jim Sullivan

STAMFORD, Conn. – December 12, 2022 – Land & Buildings Investment Management, LLC (together with its affiliates, “Land & Buildings”, “us” or “we”), a large shareholder of Apartment Investment and Management Company (NYSE: AIV) (“Aimco” or the “Company”), today issued an open letter to the Company’s shareholders articulating why it believes change is urgently needed in the boardroom. In the letter, Land & Buildings encourages shareholders to support its two highly qualified director candidates – Michelle Applebaum and James (“Jim”) P. Sullivan – for election to Aimco’s ten-person Board of Directors (the “Board”) at the 2022 Annual Meeting of Shareholders (the “Annual Meeting”) scheduled to be held on December 16, 2022.

The full letter is included below:

Dear Fellow Shareholders,

This week you will be faced with an important choice that we believe will determine the future of your investment in Apartment Investment and Management Company (NYSE: AIV) (“Aimco” or the “Company”):

1)	You can vote for more of the same at Aimco – where an ingrained disregard for shareholders and chronic inability to realize the full value of its assets have continued to define the Company even after its December 2020 spin off (the “Spin”).

OR

2)	You can vote for the two exceptionally qualified nominees from Land & Buildings Investment Management, LLC (together with its affiliates, “Land & Buildings”, “us” or “we”). These two individuals – Michelle Applebaum and James (“Jim”) P. Sullivan – would bring sorely needed independence to the boardroom and help address what leading proxy advisory firm Institutional Shareholder Services Inc. (“ISS”) called a persistently “meaningful discount to (Aimco’s) publicly stated NAV” driven by “insufficient investor communication”, “potential conflicts of interest with AIRC”, and a “shareholder-unfriendly view of governance.”[1]

1 Permission to quote ISS was neither sought nor obtained. Emphases added.

Consider the following:

Our latest attempts to reach an amicable solution in the best interests of Aimco shareholders were rebuffed

This past weekend (December 10th), we reached out to Aimco CEO Wes Powell at the behest of one of the Company’s large institutional shareholders to try to once again settle the proxy contest amicably. While we put forward a number of constructs for a compromise, unfortunately Aimco was unwilling to agree to any deal that included any of its current nominees stepping off the Board of Directors (the “Board”), in spite of the additional cost to shareholders of continuing through to a contested meeting.

In our view, this is more of the same from Aimco and reflects its troubling pattern of doing the bare minimum in an attempt to maintain the status quo. As ISS noted, “AIV has a history of governance measures that are not consistent with best practices, particularly as it relates to shareholder rights,” and “[T]he AIV board has demonstrated resistance to shareholder input,” when it comes to considering investor-recommended director candidates.

This election may be the only opportunity to finally shift the status quo at Aimco – and the only way to assure this happens is by voting for our two nominees. We cannot underscore enough the importance of exercising your fundamental right to elect directors at the upcoming Annual Meeting. Vote for real change and accountability in the boardroom on the BLUE universal proxy card TODAY.

Aimco’s corporate governance failings and last-minute maneuvers

Over the past few weeks, Aimco has issued two separate announcements pledging to reverse some of its most egregious governance practices. It is important to see these maneuvers for what they are: transparently self-serving moves of desperation aimed at winning last-minute shareholder support, rather than a sincere effort to improve corporate governance.

Specifically regarding Aimco nominee Michael Stein – who chairs the Investment Committee and has been on the Board for 18 years – ISS notes: “Stein's presence during the governance failures before the spin-off, as well as his stated support, during engagement with ISS, for the decision to proceed with the spin-off without holding the special meeting requested by shareholders, suggests a shareholder-unfriendly view of governance.”

We simply believe shareholders deserve better – including directors who will take proactive measures to benefit shareholders and not only act due to outside pressure.

We see an opportunity to reverse Aimco’s discount to NAV with improved independent oversight of capital allocation

We believe there is an approximate 60% upside to net asset value (“NAV”)at Aimco – but change is urgently needed. As ISS points out, “AIV has persistently traded at a meaningful discount to its publicly stated NAV.”

The Company has underperformed for years and has been undervalued both pre- and post-Spin. Pre-Spin, Aimco was a persistent underperformer based on TSR compared to its apartment peers, consistently trading well below NAV. Following the Spin, Aimco has continued to trade at a deep discount to its own stated NAV, yet is pursuing a large-scale acquisition and development growth plan that requires an effective cost of capital the Company does not possess.

Land & Buildings believes it is critical to improve stewardship and oversight at the Board level now, as Aimco embarks on its planned ambitious >$2.5B development pipeline, while making substantial capital allocation decisions over the next year that will have a long-lasting impact on shareholder value. Our analysis is in line with the Company’s own stated year-end 2022 NAV of $12/share, yet Aimco trades at a 9% implied cap rate today and will need to make serious improvements to reach its NAV goals.

Independent oversight is needed now to execute on Aimco’s vague promise to evaluate a “broad range of options to enhance stockholder value.” ISS echoes these concerns about the current Board’s ability to properly evaluate the Company’s go-forward strategy, stating, “… the lack of detail from the company regarding its development pipeline makes it difficult for shareholders to estimate the potential value of these developments and track management's execution. While it may be difficult to assign a precise dollar value to the potential impact of a more robust investor communication program, the current state of disclosure is an obvious impediment to reducing the company's discount to NAV.”

Our independent nominees possess the qualifications and experience desperately needed to guide the Company going forward

It is our strong view that our independent and exceptionally well qualified and experienced nominees – Michelle Applebaum and Jim Sullivan – are the right individuals needed to help maximize shareholder value, drive improved accountability and realize Aimco’s true potential.

Ms. Applebaum has been a shareholder advocate for more than 30 years and is well-positioned to help Aimco improve its corporate governance, make smarter investment decisions, and regain credibility among the investment community.

Mr. Sullivan has been a highly respected REIT analyst for more than 25 years and can help improve Aimco’s capital allocation, overall strategy, and investor outreach. ISS noted, “Sullivan would add an independent voice, and his professional experience as a real estate analyst at Green Street, the leading independent sell-side research firm focused on real estate, could be instrumental to the company's efforts to obtain sell-side analyst coverage and improve its investor communications program.”

***

Now is the time for shareholders to make their voices heard and ensure that Aimco charts a course that maximizes value.

WE STRONGLY URGE AIMCO SHAREHOLDERS TO VOTE THE BLUE UNIVERSAL PROXY CARD TODAY FOR THE ELECTION OF BOTH
OF LAND & BUILDINGS’ HIGHLY QUALIFIED AND EXPERIENCED NOMINEES

Sincerely,

Jonathan Litt

Land & Buildings Investment Management, LLC

Media Contact

Longacre Square Partners
Dan Zacchei
dzacchei@longacresquare.com

Investor Contact

Saratoga Proxy Consulting
John Ferguson
(212) 257-1311

Item 2: Also on December 12, 2022, Land & Buildings uploaded the following materials to https://aimhighaiv.com:

Aim
HIGH AIV

ABOUT L&B | SHAREHOLDER PRESENTATIONS | LETTERS | PROXY STATEMENT | NOMINEES | HOW TO VOTE | CONTACT US

LETTERS

December 12, 2022

ISS Recommends Aimco Shareholders Vote for Change on Land & Buildings' Blue Universal Proxy Card

December 5, 2022

Land & Buildings Issues Presentation Detailing Urgent Need for Change at Aimco

November 21, 2022

Aim
HIGH AIV

Shareholder Materials

Land & Buildings Letter to Aimco Shareholders

October 28, 2022

Aim Higher – Improving Stewardship to Reverse Underperformance and Unlock Trapped Value

November 18, 2022

Land & Buildings Issues Presentation Detailing Urgent Need for Change at Aimco

November 21, 2022

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